Exhibit 10.4

SEVERANCE AGREEMENT

dated as of August 25, 2015

between

COBALT INTERNATIONAL ENERGY, INC.,

(the Company)

and

Shannon (Shane) E. Young III,

(Employee)

TABLE OF CONTENTS

PAGE

ARTICLE 1 DEFINITIONS

Section 1.01. Definitions.	2

ARTICLE 2
TERMINATION OF EMPLOYMENT

Section 2.01. Termination of Employment	6
Section 2.02. Deemed Resignations	7

ARTICLE 3
SEVERANCE BENEFITS/CHANGE IN CONTROL

Section 3.01. Death, Disability, Termination for Cause or Resignation Without Good Reason	7
Section 3.02. Involuntary Termination	7

ARTICLE 4
CONFIDENTIAL INFORMATION, INVENTIONS, BUSINESS OPPORTUNTITIES AND GOODWILL

Section 3.01. Confidential Information, Inventions, Business Opportunities and Goodwill	8

ARTICLE 5
COMPETITION

Section 5.01. Competition	9

ARTICLE 6
NONDISCLOSURE OF CONFIDENTIAL AND PROPRIETARY INFORMATION

Section 6.01. Nondisclosure of Confidential and Proprietary Information	11

ARTICLE 7
INJUNCTIVE RELIEF

Section 7.01. Injunctive Relief	12

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”) dated as of 25, August, 2015, is made by and between COBALT INTERNATIONAL ENERGY, INC., a Delaware corporation (the “Company”), and Shannon E. Young III (“Employee”).

RECITALS

WHEREAS, the Company desires to attract and retain certain key employee personnel and, accordingly, the Board of Directors of the Company has approved the Company’s entering into this Agreement with Employee to encourage Employee’s service to Cobalt;

WHEREAS, during the course of Employee’s employment, Company will provide Employee with non-public, confidential, and proprietary information developed by the Company relating to the Company’s Business (as defined in Section 5.01(a) of this Agreement), interests, methods, business plans, finances, and operations;

WHEREAS, the Company and Employee agree and understand that this Agreement and the mutual promises and covenants herein are intended to, and do, advance the interests of the Company, including but not limited to the Company’s goodwill, growth, strategy, and development, and also the interests of Employee, and are also reasonable and necessary to protect Company’s Business, confidential and proprietary information, and goodwill.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration set forth herein, the sufficiency of which is acknowledged by the Parties, the Company and Employee agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.

“Accrued Obligations” shall mean Employee’s base salary through the Date of Termination of Employment not theretofore paid, any expenses owed to Employee under the Company’s expense reimbursement policy as in effect from time to time, any accrued vacation pay owed to Employee pursuant to the Company’s vacation policy as in effect from time to time, any earned but unpaid annual performance bonus with respect to a calendar year that has ended on or before the Date of Termination of Employment (it being understood that a bonus will not be considered to have been unearned merely because Employee has not remained employed through the payment date so long as Employee has remained employed through the end of the calendar year that has ended on or before the Date of Termination of Employment), any amount accrued and arising from Employee’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements maintained by the Company which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and such other or additional benefits as may be, or become, due to Employee under the applicable terms of applicable plans, programs, agreements, corporate governance documents and other arrangements of the Company and its Affiliates and subsidiaries.

“Affiliate” shall mean any entity that owns or controls, is owned or controlled by, or is under common control with, the Company. An entity is deemed to control another if it owns, directly or indirectly, at least 50% of: (i) the shares entitled to vote at a general election of directors of such other entity, or (ii) the voting interest in such other entity if such entity does not have either shares or directors.

“Annualized Base Salary” shall mean an amount equal to the greater of:

Employee’s annualized base salary at the rate in effect on the date of his Involuntary Termination or termination by reason of death or Disability, as applicable;

Employee’s annualized base salary at the rate in effect 90 days prior to the date of his Involuntary Termination or termination by reason of death or Disability, as applicable; or

Employee’s annualized base salary at the rate in effect immediately prior to a Change in Control if, on the date upon which such Change in Control occurs or within two years thereafter, Employee’s employment shall be subject to an Involuntary Termination or be terminated by reason of death or Disability.

Annualized Base Salary shall not include any bonuses, incentive compensation, or equity-based compensation.

“Board” shall have the meaning assigned to such term in the Recitals.

“Cause” shall mean:

(i)                                     The willful failure of Employee to substantially perform Employee’s duties as an employee of the Company,

(ii)                                  Employee’s having engaged in willful misconduct, gross negligence or a breach of fiduciary duty that results in material and demonstrable harm to the Company or any of its Affiliates,

(iii)                               Employee’s willful and material breach of this Agreement (as amended from time to time) that results in material and demonstrable harm to the Company or any of its Affiliates,

(iv)                              Employee’s having been convicted of, or having entered a plea bargain or settlement admitting guilt or the imposition of unadjudicated probation for, any felony under the laws of the United States, any state or the District of Columbia, where such felony involves moral turpitude or where, as a result of such felony, the continued employment of Employee would have, or would reasonably be expected to have, a material adverse impact on the Company’s or any of its Affiliates’ reputations,

(v)                                 Employee’s having been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud including, for example, any such order consented to by Employee in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied,

(vi)                              Employee’s unlawful use (including being under the influence of) or possession of illegal drugs on the Company’s or any of its Affiliate’s premises or while performing Employee’s duties and responsibilities as an employee of the Company, or

(vii)                           Employee’s commission of an act of fraud, embezzlement, or misappropriation, in each case, against the Company or any of its Affiliates.

“Change in Control” means the occurrence of any one or more of the following events:

(i)                                     any “person” (as defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Act”)), other than an employee benefit plan or trust maintained by the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors;

(ii)                                  at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; or

(iii)                               the consummation of (A) a merger or consolidation of the Company or any of its subsidiaries with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer to any Person (other than an affiliate (as defined in the Company Long Term Incentive Plan)) of assets of the Company and/or any of its subsidiaries, in one transaction or a series of related transactions, having an aggregate fair market value of more than 50% of the fair market value of the Company and its subsidiaries (the “Company Value”) immediately prior to such transaction(s), but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company’s stockholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the Company Value immediately prior to such transaction(s).

Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred with respect to Employee if Employee is part of a “group” within the meaning of Section 13(d)(3) of the Act that consummates the Change in Control transaction.  In addition, for purposes of the definition of Change in Control, a person engaged in business as an underwriter of securities shall not be deemed to be the beneficial owner of, or to beneficially own, any securities acquired through such person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Date of Termination of Employment” shall mean (i) if Employee’s employment with the Company is terminated by his death, the date of Employee’s death, (ii) if Employee’s employment with the Company is terminated for any reason whatsoever other than Employee’s death, the date specified by the Company, or (iii) if Employee resigns, the date of Employee’s resignation.

“Good Reason” shall mean the occurrence of any of the following events: (i) a material diminution in Employee’s base salary or (ii) relocation of the geographic location of Employee’s principal place of employment by more than 75 miles from Houston, Texas.

“Involuntary Termination” shall mean any termination of Employee’s employment with the Company (i) by the Company without Cause or (ii) by Employee for Good Reason.  “Involuntary Termination” shall not include a termination of Employee’s employment with the Company for any other reason whatsoever, including, without limitation: (A) by the Company for Cause, (B) by Employee without Good Reason, or (C) as a result of Employee’s death or disability.

“Long Term Incentive Plan” shall mean the Cobalt International Energy, Inc. Long Term Incentive Plan as in effect from time to time or any successor plan thereto.

“Non-Compete Period” shall have the meaning assigned to such term in Section 5.01(a).

“Pro Rata Bonus” shall mean an amount equal to the product of (i) the actual annual bonus Employee would have been entitled to receive, based on the Company’s actual performance through the end of the calendar year in which Employee’s termination of employment with the Company occurred, determined as if he had continued his employment with the Company through the end of such calendar year and (ii) a fraction, the numerator of which is the number of days during the calendar year through the date of Employee’s termination of employment with the Company and the denominator of which is 365.

“Pro Rata Bonus Payment Date” shall mean, with respect to a Pro Rata Bonus for a particular calendar year, the date on which annual bonuses for such calendar year are generally paid to employees of the Company who have not terminated employment with the Company, but in no event earlier than January 1 of the year following such calendar year nor later than December 31 of the year following such calendar year.

“Severance Amount” shall mean (i) if Employee incurs an Involuntary Termination prior to a Change in Control or on or after the second anniversary of the Change in Control (to the extent applicable), 100% of Annualized Base Salary and (ii) if Employee incurs an Involuntary Termination on the date of the Change in Control or prior to the second anniversary of the Change in Control, 100% of Annualized Base Salary.

ARTICLE 2
TERMINATION OF EMPLOYMENT

Section 2.01.  Termination of Employment.  Employee and the Company recognize and agree that subject to the terms of this Agreement (i) Employee’s employment relationship with the Company is at-will, (ii) the Company may terminate Employee’s employment at any time, for any reason or no reason at all and (iii) Employee may terminate his employment at any time, for any reason or no reason at all.  Such circumstances include: (a) Employee’s death or disability; (b) termination by the Company for Cause; (c) termination by the Company without Cause; (d) resignation by Employee for Good Reason; or (e) resignation by Employee without Good Reason.

Section 2.02.  Deemed Resignations.  Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute an automatic resignation of Employee:  (i) as an officer of the Company and each Affiliate; (ii) as a member of the Board (if applicable); (iii) from the board of directors or similar governing body of any Affiliate; and (iv) from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such Affiliate’s designee or other representative.

ARTICLE 3
SEVERANCE BENEFITS/CHANGE IN CONTROL

Section 3.01.  Death, Disability, Termination for Cause or Resignation Without Good Reason.  If Employee’s employment with the Company is terminated by the Company for Cause or by Employee without Good Reason, or if such employment terminates by reason of Employee’s death or disability, then, upon such termination, Employee (or Employee’s estate or legal representative, as applicable) shall be entitled to receive the Accrued Obligations (other than in the case of a termination by the Company for Cause, any bonus or incentive compensation that under the applicable plan requires Employee to be employed on the date of payment).  If Employee’s employment with the Company terminates by reason of death or disability, then the Company shall also pay to Employee (or Employee’s estate or legal representatives, as applicable) on the Pro Rata Bonus Payment Date an amount in cash equal to the Pro Rata Bonus.

Section 3.02.  Involuntary Termination.  In exchange for Employee providing services to the Company, the Company agrees as follows: If Employee’s employment with the Company is subject to an Involuntary Termination, Employee shall be entitled to receive the Accrued Obligations and the Company will, as additional compensation for services rendered to the Company (including its Affiliates), pay to Employee the following amounts and take the following actions after the last day of Employee’s employment with the Company:

(a)                                 if the Involuntary Termination occurs prior to a Change in Control or on or after the second anniversary of the Change in Control, the Company shall pay to Employee in equal monthly installments an amount in cash equal to the Severance Amount, the first installment to be paid on the date that is 60 days after the date of Employee’s Involuntary Termination and subsequent installments to be paid on the first day of each of the next 11 calendar months thereafter or such lesser number of installments such that no installment is paid after March 1st of the year following the year in which Employee’s employment was terminated, with each installment equal to the Severance Amount divided by the total number of such installments to be paid;

(b)                                 if the Involuntary Termination occurs on the date of a Change in Control or before the second anniversary of the Change in Control, the Company shall pay to Employee on the date that is 60 days after the date of Employee’s Involuntary Termination a lump sum cash payment in an amount equal to the Severance Amount;

(c)                                  pay to Employee on the Pro Rata Bonus Payment Date an amount in cash equal to the Pro Rata Bonus; provided, however, that this paragraph shall apply with respect to such Pro Rata Bonus only to the extent the applicable performance criteria have been satisfied as certified by a committee of the Board as required under Section 162(m) of the Code; and

(d)                                 an additional lump sum cash payment in the amount of $10,000 (subject to any applicable taxes), to be paid on the same day that the first installment is paid pursuant to Section 3.02(a) or, if applicable, on the same day that the lump sum cash payment is paid pursuant to Section 3.02(b).(1)

ARTICLE 4
CONFIDENTIAL INFORMATION, INVENTIONS,
BUSINESS OPPORTUNITIES AND GOODWILL

Section 4.01.  Confidential Information, Inventions, Business Opportunities and Goodwill.  During Employee’s employment, the Company will: (a) disclose to Employee, and place Employee in a position to have access to or develop, non-public, confidential, or proprietary information and Inventions of the Company (or those of the Company’s Affiliates); (b) entrust Employee with business opportunities of the Company (or those of the Company’s Affiliates; and (c) place Employee in a position to develop business goodwill on behalf of the Company (or of the Company’s Affiliates). The Parties acknowledge and agree that the confidential or proprietary information that has been or will be received by Employee is essential to the performance of Employee’s duties. The Parties further acknowledge and agree that the Company has expended many resources, including time and money, in developing its confidential and proprietary information, and that the consideration and promises made herein, including those in Articles 5 and 6, are reasonably related to the protection of the Company’s confidential and proprietary information and other interests, including goodwill.

(1)  Note:  This lump sum amount is intended to approximate the cost of 6 months COBRA assistance benefit.

ARTICLE 5
COMPETITION

Section 5.01  Competition.  Employee and the Company agree to the restrictive covenants of this Article 5:  (i) in consideration for the confidential information provided by the Company to Employee pursuant to Article 5 or otherwise during the course of his employment; (ii) as part of the consideration for the compensation and benefits to be paid to Employee by the Company; (iii) to reasonably protect the trade secrets and confidential and proprietary information of the Company disclosed or entrusted to Employee by the Company and the goodwill of the Company, or its Affiliates and subsidiaries, developed through the efforts of Employee and/or the business opportunities disclosed or entrusted to Employee by the Company; and (iv) as an additional incentive for the Company to enter into this Agreement.

(a)                       As used in this Article 5, (i) the term “Company” shall include the Company and its Affiliates and subsidiaries, and (ii) the term “Business” shall mean the exploration for, and the development and production of, oil and natural gas and the acquisition of leases and other real property in connection therewith, as such business may be expanded or altered by the Company during the period of Employee’s employment by the Company; provided, that any business or endeavor shall cease to be the “Business” if the Company is not or ceases to be engaged in such business or endeavor.

(b)                       Employee shall not at any time while employed by the Company and for a 1-year period following the Date of Termination of Employment (the “Non-Compete Period”) directly or indirectly provide any service (whether as director, officer, employee, agent, representative, consultant or otherwise) in any geologic basin in which the Company has material Business interests that involve the use of similar geologic concepts employed by the Company in such geologic basin at the time in question. This Article does not prohibit Employee, following the Date of Termination of Employment, from immediately providing banking services (as an employee or consultant) for a bank or other entity in the banking or financial services industry.

(c)                        During the Non-Compete Period, Employee shall not, directly or indirectly, recruit or otherwise solicit or induce any employee of the Company, (i) to terminate or forego his or her actual or prospective employment with the Company; or (ii) to establish any relationship with Employee or any of Employee’s affiliates, employers, or prospective employers, for any business purpose competitive with the Business of the Company; or (iii) provide the name(s) and/or contact information of any current employee of the Company to Employee’s potential or subsequent employer(s), provided, however, that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target any employee of the Company.

(d)                       During the Non-Compete Period, Employee shall not directly or indirectly: (i) interfere with, disrupt, or attempt to disrupt the relationship, contractual or otherwise, between the Company and any current, potential, or prospective customer, vendor, supplier, subcontractor, lessor, lessee, employee, independent contractor, consultant, joint venturer, banker, financier, or investor of the Company, or in any way encourage them to terminate, resign, or otherwise alter their relationship with the Company; or (ii) solicit, call on, suggest, induce, entice away, interfere with, attempt to divert, accept business from or market services or products to, encourage, facilitate, or otherwise benefit from any person, current, potential, or prospective customer, vendor, supplier, subcontractor, lessor, lessee, employee, independent contractor, consultant, joint venturer, banker, financier, or investor of the Company.

(e)                        Employee and the Company agree that the foregoing covenants are reasonable under the circumstances, necessary to protect the Company’s Business and interests, goodwill, confidential information, and other business assets the covenants are intended to protect, and that any breach of such restrictions would cause irreparable injury to the Company.  Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses anywhere in the United States and outside the United States during the Non-Compete Period but acknowledges that Employee will receive sufficiently high remuneration and other benefits from the Company to justify such restrictions.  Further, Employee acknowledges that Employee’s skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Employee from earning a living.  Nevertheless, in the event the terms of this Article 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(f)                         Employee hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Article 5.  Employee acknowledges that the geographic scope and duration of the covenants contained in this Article 5 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the Company’s operations of, and in, the Business; (ii) Employee’s level of control over and contact with the Company’s operations of, and in, the Business in all locales in which it is conducted; (iii) the geographic breadth in which the Company conducts the Business; and (iv) the amount of consideration (including confidential information and trade secrets) that Employee is receiving from the Company.

(g)                        In consideration of the Company’s promises herein, during the Non-Compete Period, Employee promises to disclose to the Company any employment, consulting, or other service relationship that Employee enters into after the termination of Employee’s employment with the Company for any reason.  Such disclosure shall be made within seven business days after Employee enters into such employment, consulting or other service relationship.  Employee expressly consents to and authorizes the Company to disclose both the existence and terms of this Agreement to any future employer or recipient of Employee’s services and to take any steps the Company deems necessary to enforce this Agreement.

ARTICLE 6
NONDISCLOSURE OF CONFIDENTIAL AND PROPRIETARY INFORMATION

Section 6.01.  Nondisclosure of Confidential and Proprietary Information.  Except in connection with the faithful performance of Employee’s duties for the Company or pursuant to Section 6.01(b) or (d), Employee shall, in perpetuity, maintain in confidence and shall not directly, indirectly, or otherwise: (i) use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation, or other entity, any (A) confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, in each case, that are confidential and/or proprietary and owned, developed or possessed by the Company, whether in tangible or intangible form) or (B) confidential or proprietary information with respect to the Company’s operations, processes, products, inventions, business practices, strategies, business plans, finances, principals, vendors, suppliers, customers, bankers, financiers, investors, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment; or (ii) deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material, and confidential proprietary information and trade secrets, and materially affect the successful conduct of the Business of the Company (and any successor or assignee of the Company).

(a)                   Upon the termination of Employee’s employment with the Company for any reason, Employee will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents and electronically stored information, in each case, that are confidential or proprietary to the Company, or any other confidential or proprietary documents (including electronically stored information)

concerning the Company’s customers, financiers, venders, business plans, strategies, products or processes.

(b)                   Employee may respond to a lawful and valid subpoena or other legal process relating to the Business of the Company or the performance of his duties on behalf of the Company but shall: (i) give the Company prompt notice thereof; (ii) make available to the Company and its counsel the documents and other information sought that are not subject to a binding confidentiality agreement; and (iii) assist and cooperate with such counsel at Company’s expense in resisting or otherwise responding to such process.

(c)                    As used in this Article 6, the term “Company” shall include the Company and its Affiliates and subsidiaries.

(d)                   Nothing in this Agreement shall prohibit Employee from: (i) disclosing information and documents when required by law, subpoena, court order or legal process; (ii) disclosing information and documents to his immediate family members or, for the purpose of securing legal or tax advice, attorney or tax adviser (provided that the persons to whom such disclosures are made shall be informed of their obligation to maintain the strict confidentiality of any information provided to them); (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer or person or entity to whom he may provide consulting services; or (iv) retaining, at any time, his personal correspondence and rolodex or address book and documents related to his own personal benefits, entitlements, and obligations.

ARTICLE 7
INJUNCTIVE RELIEF

Section 7.01.  Injunctive Relief.  It is recognized and acknowledged by Employee that a breach of the covenants contained in Articles 5 and 6 will cause irreparable damage to Company and its Affiliates and their goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Employee agrees that in the event of a breach of any of the covenants contained in Articles 5 and 6, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first written above.

EMPLOYEE

By:	/s/ Shannon E. Young, III
Name: Shannon E. Young, III
Title: Chief Financial Officer & EVP

COBALT INTERNATIONAL ENERGY, INC.

By:	/s/ Joseph H. Bryant
Name: Joseph H. Bryant
Title: Chairman & Chief Executive Officer